Exhibit 4.106
1. Date of Agreement 1st January 2019 M/T ECO FLEET	THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: "SHIPMAN 98" Part I
2. Owners (name, place of registered office and law of registry) (Cl. 1)	3. Managers (name, place of registered office and law of registry) (Cl. 1)

MONTE CARLO 37 SHIPPING COMPANY LIMITED	CENTRAL SHIPPING INC.
Name	Name

The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands	The Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands
Place of registered office	Place of registered office

Marshall Islands	Marshall Islands
Law of Registry	Law of Registry

4. Day and year of commencement of Agreement (Cl. 2) 1st January 2019
5. Crew Management (state "yes" or "no" as agreed) (Cl. 3.1) YES	6. Technical Management (state "yes" or "no" as agreed) (Cl. 3.2) YES
7. Insurance (state "yes" or "no" as agreed) (Cl. 3.3) YES	8. Insurance Arrangements (state “yes” or “no” as agreed) (Cl. 3.4) YES
9. Accounting (state "yes" or "no" as agreed) (Cl. 3.5) YES	10. Sale or purchase of the Vessel (state “yes” or “no” as agreed (Cl. 3.6) YES
11. Provisions (state “yes” or “no” as agreed) (Cl. 3.7) YES	12. Bunkering (state “yes” or “no” as agreed) (Cl. 3.8) YES
13. Chartering Services (only to be filled in if “yes” in box 7) (Cl. 3.3(i)) FOR THE ENTIRE DURATION OF THIS AGREEMENT	14. Managers’ Insurance (state alternative (i), (ii) or (iii) of Cl. 6.3) (i)
15. Annual Management Fee (state annual amount) (Cl. 8.1) AS PER ANNEX “E”	16. Severance Costs (state maximum amount) (Cl. 8.4(ii)) AT COST AS PER SEAMEN COLLECTIVE AGREEMENT
17. Day and year of termination of Agreement (Cl. 17) Duration 5 years, automatically renewed.	18. Law and Arbitration (state alternative 19.1, 19.2 or 19.3 place of arbitration must be stated) (Cl. 19) AT COST AS PER CLAUSE 19.1
19. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Owners) (Cl. 25)
TOP SHIPS INC.
1, Vas.Sofias & Meg. Alexandrou Str.,
15124, Maroussi, Athens, Greece
E-mail : vi@topships.org
Fax      : +30 210 6141 276

20. Notices (state postal and cable address, telex and telefax number for serving notice and communication to the Managers) (Cl. 20)
CENTRAL SHIPPING INC.
c/o CENTRAL MARE INC.
1, Vas. Sofias & Meg. Alexandrou Str.,
15124, Maroussi, Athens, Greece
E-mail: ops@centralmare.com
Fax     : +30 210 8020 364

It is mutually agreed between the party stated in Box 2 and the party stated in Box 3 that this Agreement consisting of PART I and PART II as well as Annexes "A" (Details of Vessel), "B" (Details of Crew), “C” (Budget), and “D” (Associated Vessels) attached hereto, shall be performed subject to the conditions contained herein.  In the event of a conflict of conditions, the provisions of PART I and Annexes “A”, “B”, “C” and “D” shall prevail over those of PART II to the extent of such conflict but no father.

Signature(s) (Owners) /s/ Vangelis Ikonomou Vangelis Ikonomou MONTE CARLO 37 SHIPPING COMPANY LIMITED	Signature(s) (Managers) /s/ Andreas M. Louka Andreas M. Louka Attorney-in-fact CENTRAL SHIPPING INC.

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the test of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “A” (DETAILS OF VESSEL OR VESSELS) TO THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98’

Date of Agreement:	1st January 2019

Name of Vessel(s):	M/T ECO FLEET

Particulars of Vessel:

TYPE OF VESSEL	Oil and Chemicals Ship Type IMO 2
HULL TYPE	Double Hull
IMO NUMBER	9717503
FLAG	Marshall Islands
YEAR & PLACE BUILT	2015 at Khanh Hoa, Vietnam
CLASS SOCIETY	ABS
CALL SIGN	V7HX3
LOA, BREADTH, DEPTH	184 M / 27,40 M / 17,60 M
SDWT - DRAFT	39,136 MT @ 11.90 M

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the test of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “B” (DETAILS OF CREW) TO THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98’

Date of Agreement:	1st January 2019
Details of Crew:
Rank	Number	Nationality
Master	1	Filipino
Chief Officer	1	Filipino
Second Officer	1	Filipino
Third Officer	1	Filipino
Chief Engineer	1	Filipino
Second Engineer	1	Filipino
Third Engineer	1	Filipino
Electrician	1	Filipino
Pumpman	1	Filipino
Bosun	1	Filipino
Able Seaman	3	Filipino
Ordinary Seaman	2	Filipino
Deck Cadet	1	Filipino
Oiler	1	Filipino
Wiper	1	Filipino
Engine Cadet	1	Filipino
Cook	1	Filipino
Mess Boy	2	Filipino
CREW TOTAL	22

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the test of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “C” (ANNUAL MANAGEMENT BUDGET) TO THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98’

Date of Agreement:	1st January 2019
Managers Budget in USD effective from the first year of operations.
Hyundai Vinashin Shipyard MR Oil and Chemical Tanker 39,000 DWT
Proposed Budget for first year of operations
Accounts Code	Crew	Daily Amount	Annual Amount	Annual Summary
	CREW SALARIES & FIXED OVERTIME	2.516,44	$918.500
	ADDITIONAL CREW OVERTIME	0,00	$0
	OWNERS CREW BONUS	41,10	$15.000
	CREW TRANSPORTATION EXPS	232,88	$85.000
	CREW COMPULSORY INSURANCE	6,85	$2.500
	CREW INSURANCE FOR P&I DEDUCTIBLE	16,44	$6.000
	CREW PRE-JOINING TRAININGS	27,40	$10.000
	CREW PRE-JOINING MEDICAL EXPS	9,59	$3.500
	CREW VARIOUS EXPENSES	219,18	$80.000
	MANNING AGENT MANAGEMENT FEE	82,19	$30.000
	MANNING AGENT EXPENSES	9,86	$3.600
	VICTUALING - PROVISIONS	221,92	$81.000	$1.239.100
	WATER	10,96	$4.000
	Crew Subtotal	3.394,79	$1.239.100
Accounts Code	Insurance
64001	HULL & MACHINERY	273,97	$100.000
64002	INSURANCE LOSS OF HIRE	0,00
64003	WAR RISKS ANNUAL PREMIUM	8,22	$3.000
64004	P&I	135,62	$49.500
64005	FD D	27,40	$10.000
64006	MARINE INTEREST	0,00
64007	PURCHASERS INTEREST INSURANCE	0,00		$162.500
64008	BACK CALLS-(INSURANCE) SUPPLEMENTARY	0,00
	Insurance Subtotal	445,21	$162.500
Accounts Code	Repairs and Maintenance
67001	AUX.MACITINERY REPAIRS/MAINTENANCE	27,40	$10.000
67003	BOILER REPAIRS/MAINTENANCE	41,10	$15.000
67005	CHEMICALS & GASES	41,10	$15.000
67013	DECK SPARE PARTS - REPAIR/MAINTENANCE	27,40	$10.000
67006	DIESEL GENERATORS - REPAIRS/MAINTENANCE	41,10	$15.000
67017	MAIN ENGINE REPAIRS/MAINTENANCE	41,10	$15.000
67008	PAINTS AT SEA	27,40	$10.000
67010	RADIO ROOM NAVIGATION MAINTENANCE	13,70	$5.000
67011	REPAIRS - MAINTENANCE	41,10	$15.000
67012	SLOPS & GARBAGE REMOVAL	0,00	$0
67016	SUPER.ENGIN/PORT CPTN OTHER FEES&EXPS	54,79	$20.000	$135.000
67019	VESSELS IT HARDWARE EQUIPMENT	13,70	$5.000
	Repairs and Maintenance Subtotal	369,86	$135.000
Accounts Code	Other Vessel Operating Expenses
66010	SAFETY ITEMS	41,10	$15.000
68001	CABIN STORES – ACCOMODATION	13,70	$5.000
68015	GALLEY-KITCHEN EQUIPMENT	6,85	$2.500
68013	WATER SUPPLY	0,00	$0
66002	ACCRUALS-OPERATING EXPS	0,00	$0
66001	APPROVALS-SUITABILITY INSPECTIONS	82,19	$30.000
66004	CHARTS/N.PUBLICATIONS	27,40	$10.000
66023	CLASS AND STATUT CERTIFICATES/INSPECTION	27,40	$10.000
66005	CLEANING/FORWARDING EXPS	68,49	$25.000
66006	DECK STORES	41,10	$15.000
66007	ELCTR.DEPT-STORES	13,70	$5.000
66008	ENGINE STORES	27,40	$10.000
66022	FLAG CERTIFICATES/INSPECTION	4,11	$1.500
66026	OTHER CONSULTANCY DOCUMENTATION SERVICES	41,10	$15.000
66021	PORT DUES RELATED TO PROTECTING AGENTS	27,40	$10.000
66018	PROTECTING AGENTS FEES/EXPENSES	27,40	$10.000
66027	QUALITY DPT CERTIFICATES/INSPECTION	27,40	$10.000
66024	SAFETY EQUIP MAR CERTIFICATES/INSPECTION	27,40	$10.000
66025	SAFETY EQUIP TEC CERTIFICATES/INSPECTION	41,10	$15.000
66011	STATIONERY EXPS	13,70	$5.000
66019	SUBSCRIPTIONS & MEMBERSHIPS	6,85	$2.500
66020	TECHNICAL CONSULTANCY DOCUMENTATION SERV	27,40	$10.000
66012	TELECOMMUNICATIONS	41,10	$15.000
66013	TONNAGE TAX	20,55	$7.500	$241.50
66014	VARIOUS EXPS	6,85	$2.500
	Other Vessel Operating Expenses Subtotal	661,64	$241.50
66009	Lubricants	493,15	$180.000	$180.000
Accounts Code	Spares
67002	AUX.MACHINERY SPARE PARTS	27,40	$10.000
67004	BOILER SPARES	27,40	$10.000
67014	DECK SPARE PARTS	27,40	$10.000
67007	DIESEL GENERATORS SPARE PARTS	27,40	$10.000
67015	MAIN ENGINE SPARE PARTS	41,10	$15.000
67009	RADIO ROOM NAVIGATION-EQUIPMENT SPARES	13,70	$5.000	$60.000
	Spares Subtotal	164,38	$60.000
	Extraordinary Expenses	0,00
	Less corresponding claims	0,00
	TOTAL OPEX WITHOUT DD EXPENSES		$2.018.100
	DAILY OPEX WITHOUT DD EXPENSES		$5.529
	DO Adjustments (5y / 2.5y amortization)	0,00		$5.529
	TOTAL OPEX WITH DD EXPENSE	5.529,04	$2.018.100
	DAILY OPEX WITH DD EXPENSES		$5.529

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the test of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX “D” (ASSOCIATED VESSELS) TO THE BALTIC AND INTERNATIONAL MARITIME COUNCIL (BIMCO) STANDARD SHIP MANAGEMENT AGREEMENT - CODE NAME: “SHIPMAN 98’

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX “D” THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 18.1(i) OF THIS AGREEMENT.
Date of Agreement:	1st January 2019
Details of Associated Vessels:
M/T ECO FLEET

This document is a computer generated SHIPMAN 98 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the test of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ANNEX E (Management Fees)
Duration of Contract Five	(5) years, automatically renewed.

Services and Relevant Fees:	● USD 550 per day per vessel for Technical and Commercial, Crew Management, Insurance, Provisions and Bunkering. Applicable 3 months prior delivery from the yard.
● Accounting, Reporting, Legal and Administrative Services at cost.

Fee Annual Increase:	Based on total percentage increase in the U.S. Consumer Price Index over the previous year, but not less than 2% and not more than 5%.

Commission on all hires / gross freight / demurrage:	1.25%

Sales and Purchase Commission:	1% of the Sale or the Purchase Price or the Contract Price of the Newbuilding Contract.

N/B Construction – Supervision Fee:	7% of actual cost.

Managers’ Superintendent’s Fee beyond 10 days per annum:	USD 500 per day, plus actual expenses.

Notice of Termination:	18 months

Termination Fees:	Fees for 12 months.

1.
Manager shall be entitled to receive additional remuneration for any increase in administrative costs and expenses resulting from the introduction of a new, or a change in the interpretation of applicable laws and regulations, or concerning ship management services.

2.	Owners to pay the deductible of any insurance claim relating to the vessels, or for any claim that is within such deductible range. All insurance related rebates to be for the benefit of the Manager.
3.	Owners to pay any tax, dues, or ransom in a case of piracy, or fines imposed on vessel or Manager, due to the operation of the vessel.
4.	The above management fees are agreed on the basis of the number of the associated vessels as per ANNEX D of this agreement.

PART II
“SHIPMAN 98” Standard Ship Management Agreement”
1.  Definitions
In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them.
"Owners" mean the party identified in Box. 2.
"Managers" mean the party identified in Box 3.
"Vessel" means the vessel or vessels details of which are set out in Annex "A" attached hereto.
"Crew" means the Master, officers and ratings of the numbers, rank and nationality specified in Annex “B” attached hereto.
"Crew Support Costs" means all expenses of a general nature which are not particularly referable to any individual vessel for the time being managed by the Managers and which are incurred by the Managers for the purpose of providing an efficient and economic management service and, without prejudice to the generality of the foregoing, shall include the cost of crew standby pay, training schemes for officers and ratings, cadet training schemes, sick pay, recruitment and interviews.
"Severance Costs" means the costs which the employers are legally obliged to pay to or in respect of the Crew as a result of the early termination of any employment contract for service on the Vessel.
"Crew Insurances" means insurances against crew risks which shall include but not limited to death, sickness, repatriation, injury, shipwreck unemployment indemnity and loss of personal effects.
"Management Services" means the services specified in sub-clauses 3.1 to 3.8 as indicated affirmatively in Boxes 5 to 12.
"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organization (IMO) by resolution A.741(18) or any subsequent amendment thereto.
"STCW 95" means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 or any subsequent amendment thereto.
2.  Appointment of Mangers
With effect from the day and year stated in Box 4 and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel.
3.  Basis of Agreement
Subject to terms and conditions herein provided, during the period of this Agreement, the Managers shall carry out Management Services in respect of the Vessel as agents for and on behalf of the Owners.  The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform this Agreement in accordance with sound ship management practice.
3.1  Crew Management
(only applicable if agreed according to Box 5)
The Managers shall provide suitably qualified Crew for the Vessel as required by the Owners in accordance with the STCW 95 requirements, provision of which includes but it is not limited to the following functions:
(i)  selecting and engaging the Vessel's Crew, including payroll arrangements, pension administration, and insurances for the Crew other than those mentioned in Clause 6;
(ii)  ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and employment regulations including Crew's tax, social insurance, discipline and other requirements;
(iii)  ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag State requirements.  In the absence of applicable flag State requirements the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and maintained for the duration of their service on board the Vessel;
(iv)  ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely;
(v)  arranging transportation of the Crew, including repatriation;
(vi)  training the Crew and supervising their efficiency;
(vii)  conducting union negotiations;
(viii)   operating the Managers' drug and alcohol policy unless otherwise agreed.
3.2  Technical Management
(only applicable if agreed according to Box 6)
The Managers shall provide technical management which includes, but is not limited to, the following functions:
(i)  provision of competent personnel to supervise the maintenance and general efficiency of the Vessel;
(ii)  arrangement and supervision of dry dockings, repairs, alterations and the upkeep of the Vessel to the standards required by the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with the law of the flag of the Vessel and of the places where she trades, and all requirements and recommendations of the classification society;
(iii)  arrangement of the supply of necessary stores, spares and lubricating oil;
(iv)  appointment of surveyors and technical consultants as the Managers may consider from time to time to be necessary;
(v)  development, implementation and maintenance of a Safety Management System (SMS) in accordance with the ISM Code (see sub-clauses 4,2 and 5;3).
3.3  Commercial Management
(only applicable if agreed according to Box 7)
The Managers shall provide the commercial operation of the Vessel, as required by the Owners, which includes, but is not limited to, the following functions:
(i)  providing chartering services in accordance with the Owners’ instructions which include, but are not limited to, seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel.  If such a contract exceeds twelve months in duration the period stated in Box 13. consent thereto in writing shall first be obtained from the Owners.
(ii)  arranging of the proper payment to Owners or their nominees of all hire and/or freight revenues or other moneys of whatsoever mature to which Owners may be entitled arising out of the employment of or otherwise in connection with the Vessel.
(iii)  providing voyage estimates and accounts and calculating of hire, freights, demurrage and/or despatch moneys due from or due to the charterers of the Vessel;
(iv)  issuing of voyage instructions;
(v)  appointing agents;
(vi)  appointing stevedores;
(vii)  arranging surveys associated with the commercial operation of the Vessel.
3.4  Insurance Arrangements
(only applicable if agreed according to Box 8)
The Managers shall arrange insurances in accordance with Clause 6, on such terms and conditions as the Owners shall have instructed or agreed, in particular regarding conditions,

PART II
“SHIPMAN 98” Standard Ship Management Agreement”
insured values, deductibles and franchises.
3.5  Accounting Services
(only applicable if agreed according to Box 9)
The Managers shall
(i)  establish an accounting system which meets the requirements of the Owners and provide regular accounting services, supply regular reports and records,
(ii)  maintain the records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.
3.6  Sale or Purchase of the Vessel
(only applicable if agreed according to Box 10)
The Managers shall, in accordance with the Owners’ instructions, supervise the sale or purchase of the Vessel, including the performance of any sale or purchase agreement, but not negotiation of the same.
3.7  Provisions (only applicable if agreed according to Box 11)
The Manager’s shall arrange for the supply of provisions.
3.8  Bunkering (only applicable if agreed according to Box 12)
The Managers shall arrange for the provision of bunker fuel of the quality specified by the Owners as required for the Vessel’s trade.
4.  Managers’ Obligations
4.1  The Managers undertake to use their best endeavours to provide the agreed Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.  Provided, however, that the Managers in the performance of their management responsibilities under this Agreement shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.
4.2  Where the Managers are providing Technical Management in accordance with sub-clause 3.2, they shall procure that the requirements of the law of the flag of the Vessel are satisfied and they shall in particular be deemed to be the “Company” as defined by the ISM Code, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.
5.  Owners’ Obligations
5.1.  The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement.
5.2.  Where the Managers are providing Technical Management in accordance with sub-clause 3.2, the Owners shall:
(i)  procure that all officers and ratings supplied by them or on their behalf comply with the requirements of STCW 95;
(ii)  instruct such officers and ratings to obey all reasonable orders of the Managers in connection with the operation of the Managers’ safety system.
5.3  Where the Managers are not providing Technical Management in accordance with sub-clause 3.2, the Owners shall procure that the requirements of the law of the flag of the Vessel are satisfied and that they, or such other entity as may be appointed by them and identified to the Managers, shall be deemed to be the “Company” as defined by the ISM Code assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code when applicable.
6.  Insurance Policies
The Owners shall procure, whether by instructing the Managers under sub-clause 3.4 or otherwise, that throughout the period of this Agreement:
6.1.  at the Owners’ expense, the Vessel is insured for not less than her sound market value or entered for her full gross tonnage, as the case may be for:
(i)  usual hull and machinery marine risks (including crew negligence) and excess liabilities;
(ii)  protection and indemnity risks (including pollution risks and Crew Insurances); and
(iii)  war risks (including protection and indemnity and crew risks) in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with first class insurance companies, underwriters or associations (the “Owners’ Insurances”);
6.2.  all premiums and calls on the Owners’ Insurances are paid promptly by their due date,
6.3.  the Owners’ Insurances name the Managers and, subject to underwriters’ agreement, any third party designated by the Managers as a joint assured, with full cover, with the Owners obtaining cover in respect of each of the insurances specified in sub-clause 6.1:
(i)  on terms whereby the Managers and any such third party are liable in respect of premiums or calls arising in connection with the Owners’ Insurances; or
(ii)  if reasonably obtainable, on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners’ insurances; or
(iii)  on such other terms as may be agreed in writing.
Indicate alternative (i), (ii) or (iii) in Box 14.  If Box 14 is left blank then (i) applies.
6.4  written evidence is provided, to the reasonable satisfaction of the Managers, of their compliance with their obligations under Clause 6 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners’ Insurances.
7.  Income Collected and Expenses Paid on Behalf of Owners
7.1  All moneys collected by the Managers under the terms of this Agreement (other than moneys payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in a separate bank account.
7.2  All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in Clause 8) may be debited against the Owners in the account referred to under sub-clause 7J. but shall in any event remain payable by the Owners to the Managers on demand.
8.  Management Fee
8.1  The Owners shall pay to the Managers for their services as Managers under this Agreement an annual DAILY management fee as stated in Box 15 which shall be payable to equal monthly installments in advance, the first installment being payable on the commencement of this Agreement (see Clause 2 and Box 4) and subsequent installments being payable every month.
~~8.2  The management fee shall be subject to an annual review on the anniversary date of the Agreement and the proposed fee shall be presented in the annual budget referred to in sub-clause 9.1.~~  Please refer to Annex E (Management Fees)
8.3  The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery.  Without limiting the generality of Clause 7 the Owners shall reimburse the Managers for postage and communication expenses, traveling expenses, and other out of pocket expenses properly incurred by the Managers in pursuance of

PART II
“SHIPMAN 98” Standard Ship Management Agreement”
the Management Services.
~~8.4  In the event of the appointment of the Managers being terminated by the Owners or the Managers in accordance with the provisions of Clauses 17 and 18 other than by reason of default by the Managers, or if the Vessel is lost, sold or otherwise disposed of, the “management fee” payable to the Managers according to the provisions of sub- clause 8.1, shall continue to be payable for a further period of three calendar months as from the termination date.  In addition, provided that the Managers provide Crew for the Vessel in accordance with sub-clause 3.1;~~
(~~i)  the Owners shall continue to pay Crew Support Costs during the said further period of three calendar months and~~
(~~ii)  the Owners shall pay an equitable proportion of any Severance Costs which may materialize, not exceeding the amount stated in~~ Box 16~~.~~
Please refer to Annex E (Management Fees)
8.5  If the Owners decide to lay-up the Vessel whilst this Agreement remains in force and such lay-up lasts for more than three months, an appropriate reduction of the management fee for the period exceeding three months until one month before the Vessel is again put into service shall be mutually agreed between the parties.
8.6  Unless otherwise agreed in writing all discounts and commissions obtained by the Managers in the course of the management of the Vessel shall be credited to the Owners.
9.  Budgets and Management of Funds
The Managers shall present to the Owners annually a budget for the following twelve months in such form as the Owners require.  The budget for the first year hereof is set out in Annex “C” hereto.  Subsequent annual budgets shall be prepared by the Managers and submitted to the Owners not less than three months before the anniversary date of the commencement of this Agreement (see Clause 2 and Box 4).
9.1  The Owners shall indicate to the Managers their acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the Managers shall be entitled to assume that the Owners have accepted the proposed budget.
9.2  Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement of the Vessel and the Managers shall each month update this estimate, based thereon, the Managers shall each month request the Owners in writing for the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions.  Such funds shall be received by the Managers within ten running days after the receipt by the Owners of the Managers’ written request and shall be held to the credit of the Owners in a separate bank account.
9.3  The Managers shall produce a comparison between budgeted and actual income and expenditure of the Vessel in such form as required by the Owners monthly or at such other intervals as mutually agreed.
9.4  Notwithstanding anything contained herein to the contrary, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.
10.  Managers’ Right to Sub-Contract
The Managers shall ~~not~~ have the right to sub-contract any of their obligations hereunder~~, including those mentioned in sub-clause 3.1 without the prior written consent of the Owners which shall not be unreasonably withheld~~.  In the event of such a sub- contract the Managers shall remain fully liable for the due performance of their obligations under this Agreement.
11.  Responsibilities
11.1  Force Majeure - Neither the Owners nor the Managers shall be under any liability for any failure to perform any of their obligations thereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.
11.2  Liability to Owners - (i)  Without prejudice to sub-clause 11.1, the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted from the negligence, gross negligence or willful default of the Managers of their employees, or agents or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers’ liability for such incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual Management Fee payable hereunder.
(ii)  Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any of the actions of the Crew even if such actions are negligent, grossly negligent or willful, except only to the extent that they are shown to have resulted from a failure to the Managers to discharge their obligations under sub-Clause 3.1, in which case their liability shall be limited in accordance with the terms of this Clause 11.
11.3  Indemnity - Except to the extent and solely for the amount therein set out that the Managers would be liable under sub- clause 11.2, the Owners hereby undertake to keep the Managers and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.
11.4  “Himalaya” - It is hereby expressly agreed that no employee or agent of the Managers (including every sub-contractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his party while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 11, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 11 the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.
12.  Documentation
Where the Managers are providing Technical Management in accordance with sub-clause 3.2 and/or Crew Management in accordance with sub-clause 3.1, they shall make available,

PART II
“SHIPMAN 98” Standard Ship Management Agreement”
upon Owners’ request, all documentation and records related to the Safety Management System (SMS) and/or the Crew which the Owners need in order to demonstrate compliance with the ISM Code and STCW 95 or to defend a claim against a third party.
13.  General Administration
13.1  The Managers shall handle and settle all claims arising out of the Management Services hereunder and keep the Owners informed regarding any incident of which the Managers become aware which gives or may give rise to claims or disputes involving third parties.
13.2  The Managers shall, as instructed by the Owners, bring or defend actions, suits or proceedings in connection with matters entrusted to the Managers according to this Agreement.
13.3  The Managers shall also have power to obtain legal or technical or other outside expert advice in relation to the handling and settlement of claims and disputes or all other matters affecting the interests of the Owners in respect of the Vessel.
13.4  The Owners shall arrange for the provision of any necessary guarantee bond or other security.
13.5  Any costs reasonably incurred by the Managers in carrying out their obligations according to Clause 13 shall be reimbursed by the Owners.
14.  Auditing
The Managers shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by the Owners at such times as may be mutually agreed.  On the termination, for whatever reasons, of this Agreement the Managers shall release to the Owners, if so requested, the originals when possible, or otherwise certified copies, of all such accounts and all documents specifically relating to the Vessel and her operation.
15.  Inspection of Vessel
The Owners shall have the right at any time after giving reasonable notice to the Managers to inspect the Vessel for any reason they consider necessary.
16.  Compliance with Laws and Regulations
The Managers will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Vessel’s flag, or of the places where she trades.
17.  Duration of the Agreement
This Agreement shall come into effect on the day and year stated in Box 4 and shall continue until the date stated in Box 17.  Thereafter it shall continue until terminated by either party giving to the other notice to the Managers in writing, in which event the Agreement shall terminate upon the expiration of a period of ~~two~~ eighteen months from the date upon which such notice was given.  In case Owners wish to terminate the Agreement earlier than the date stated in Box 17 Owners will pay the Managers all fees as per ANNEX “E” for the remaining period until the date stated in Box 17.
18.  Termination
18.1  Owners’ default
(i)  The Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing if any moneys payable by the Owners under this Agreement and/or the owners of any associated vessel, details of which are listed in Annex “D”. shall not have been received in the Managers’ nominated account within ten running days of receipt by the Owners of the Managers written request or if the Vessel is repossessed by the Mortgagees.
(ii)  If the Owners:
(a)  fail to meet their obligations under sub- clauses 5.2 and 5.3 of this Agreement for any reason within their control, or
(b)  proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible.  In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers the Managers shall be entitled to terminate the Agreement with immediate effect by notice in writing.
18.2  Managers’ Default
If the Managers fail to meet their obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Managers, the Owners may give notice to the Managers of the default, requiring them to remedy it as soon as practically possible.  In the event that the Managers fail to remedy it within a reasonable time to the satisfaction of the Owners the Owners shall be entitled to terminate the Agreement with immediate effect by notice in writing.
18.3  Extraordinary Termination
This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned.
18.4  For the purpose of sub-clause 18.3 hereof
(i)  the date upon which the Vessel is to be treated as having been sold or otherwise disposed or shall be the date on which the Owners cease to be registered as Owners of the Vessel;
(ii)  the Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.
18.5  This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or it if suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.
18.6  The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.
18.7  A change of control of either party shall not terminate this Agreement.
19.  Law and Arbitration
19.1  This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification to re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.
The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.
The reference shall be to three arbitrators.  A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified.  If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior

PART II
“SHIPMAN 98” Standard Ship Management Agreement”
notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly.  The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.
Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
In cases where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.
~~19.2  This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Agreement shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction.  The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~
~~In cases where neither the claim not any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc, current at the time when the arbitration proceedings are commenced.~~
~~19.3  This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~
19.4  If Box 18 in Part I is not appropriately filled in, sub- clause 19.1 of this Clause shall apply.
Note:  19.1, 19.2 and 19.3 are alternatives; indicate alternative agreed in Box 18.
20.  Notices
20.1  Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.
20.2  The address of the Parties for service of such communication shall be as stated in Boxes 19 and 20, respectively.